Exhibit 99.1
MERCANTILE BANCORP FINALIZES CREDIT FACILITIES
•	Issues $30 Million of Trust Preferred Securities
•	Renews $15 Million Line of Credit
Quincy, Illinois, July 13, 2006 – Mercantile Bancorp, Inc. (AMEX: MBR) today announced it has completed financing activity to strengthen its capital structure and position it for additional growth. The transactions included the issuance and sale of $30 million of trust-preferred securities (the “Securities”) and the renewal of a $15 million line of credit.
The Securities were issued in two parts: $20 million was issued as Mercantile Bancorp Capital Trust II; and $10 million issued as Mercantile Bancorp Capital Trust III (the “Trusts”). The Company said it established the Trusts for the purpose of issuing the Securities. The underlying junior subordinated debt securities issued by the Company to the Trusts mature in 2036. Capital Trust II bears interest at a floating rate based on three-month LIBOR plus an agreed upon spread over the life of the loan, reset quarterly until maturity. Capital Trust III bears interest at a fixed rate until July 2011, at which time interest will convert to floating at three-month LIBOR plus an agreed upon spread over the remaining life of the loan, reset quarterly until maturity. Both issues of the Securities are callable, at the option of the Company, at par on or after five years of the closing date.
According to the Company, it intends to use the proceeds from the sale of the Securities to finance a portion of the previously announced acquisition of Royal Palm Bancorp, Inc. of Naples, Florida. That $44 million transaction, which is subject to regulatory approvals, is expected to close later this year.
The Securities were issued and sold in reliance on an exemption from the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements. This notice does not constitute an offer to sell or the solicitation of an offer to buy the Securities, the Company said.
Mercantile also noted it recently amended and extended an existing $15 million line of credit through US Bank, N.A., which would have expired June 30, 2006. The credit facility bears interest at a floating rate relative to changes in the national prime interest rate until maturity on June 30, 2007. The Company intends to continue to use this revolving credit line for various corporate purposes, including, but not limited to, pursuit of the Company’s growth and operating strategy, stock repurchases, and/or other general corporate purposes.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

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